Exhibit 10.1

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT, dated as of this 31st day of August, 2023 (“Sublease”), between 89 DEGREES, INC. (d/b/a Iris Concise), a Delaware corporation, having an office at c/o Iris USA, Inc., 112 Krog Street, Suite 26, Atlanta, GA 30307 (“Sublandlord”), and SCPHARMACEUTICALS INC., a Delaware corporation having an office at 2400 District Ave, Suite 310, Burlington, MA 01803 (“Subtenant”).

WHEREAS, Sublandlord is a party to that certain Office Lease dated July 9, 2019 (“Prime Lease”) between PIEDMONT 25 MALL ROAD, LLC, as landlord (“Prime Landlord”), and Sublandlord, as tenant; and

WHEREAS, pursuant to the Prime Lease, Sublandlord leased that certain space known as Suite 203 (“Demised Premises”), as more particularly described in the Prime Lease and located on the second (2nd) floor in the building having a street address of 25 Burlington Mall Road, Burlington, MA 01803 (“Building”); and

WHEREAS, Sublandlord desires to sublease all of the Demised Premises to Subtenant, and Subtenant desires to sublease all of the Demised Premises from Sublandlord, in accordance with the terms and conditions of this Sublease.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Demise.

Sublandlord hereby subleases to Subtenant, and Subtenant hereby subleases from Sublandlord, the Demised Premises (“Subleased Premises”) shown on Exhibit A attached to and made a part of this Sublease, located on a portion of the second (2nd) floor in the Building, consisting of approximately nine thousand three hundred forty-two (9,342) rentable square feet, comprising of and comprising the entire Demised Premises.

2. Term.

(a) The term of this Sublease (“Term”) shall commence on the date which is the later to occur of (i) September 1, 2023, (ii) completion of Sublandlord’s Work (as defined in Exhibit “D” attached hereto), and (iii) the date on which the Prime Landlord Consent (hereinafter defined) is obtained (“Sublease Commencement Date”) and shall expire at midnight on August 31, 2029 (“Sublease Expiration Date”), unless sooner terminated or cancelled in accordance with the terms and conditions of this Sublease.

(b) Subtenant shall not be entitled to exercise any options to extend or renew the term of the Prime Lease. These options are expressly retained by Sublandlord and may be exercised or waived by Sublandlord in its sole and absolute discretion.

(c) If for any reason the term of the Prime Lease is terminated prior to the Sublease Expiration Date, this Sublease shall terminate on the date of such termination. Sublandlord shall not be liable to Subtenant for any such termination; provided that termination of the Prime Lease was not solely the result of Sublandlord’s default (through no fault of Subtenant) under the Prime Lease beyond any applicable notice and cure periods.

3. Permitted Use. Subtenant shall use and occupy the Subleased Premises solely in accordance with, and as permitted under, the terms of the Prime Lease and for no other purpose.

4. Payment of Base Rent and Additional Rent.

(a) Commencing on December 1, 2023 (“Sublease Rent Commencement Date”) throughout the Term of this Sublease until the Sublease Expiration Date, Subtenant shall pay to Sublandlord fixed base rent (“Base Rent”) as follows:

Time Period	Annual Base Rent	Monthly Base Rent	Base Rent Per Square Foot
Sublease Rent Commencement Date to August 31, 2024	$326,970.00	$27,247.50	$35.00
September 1, 2024 to August 31, 2025	$336,312.00	$28,026.00	$36.00
September 1, 2025 to August 31, 2026	$345,654.00	$28,804.50	$37.00
September 1, 2026 to August 31, 2027	$354,996.00	$29,583.00	$38.00
September 1, 2027 to August 31, 2028	$364,338.00	$30,361.50	$39.00
September 1, 2028 to Sublease Expiration Date	$373,680.00	$31,140.00	$40.00

Subtenant shall pay to Sublandlord the first monthly installment of Base Rent at the time of execution and delivery of this Sublease by Subtenant to Sublandlord and shall pay all other monthly installments of Base Rent on or before the first (1st) day of each calendar month during the Term. The parties acknowledge and agree that no Base Rent shall be due or payable for the period starting on the Commencement Date and continuing through the Rent Commencement Date.

(b) In addition to Base Rent, commencing on the Sublease Commencement Date and continuing throughout the Term of this Sublease, Subtenant shall pay to Sublandlord the sums and charges, as the case may be, due under the Prime Lease, in whole or in part, to: (i) the use of the Subleased Premises by Subtenant (including, without limitation, removal of refuse or rubbish in excess of that ordinarily accumulated for a business office or additional cleaning, or insurance premiums), (ii) any work performed by Prime Landlord for and on behalf of Subtenant which is performed by

Prime Landlord for an additional charge in accordance with the Prime Lease and which work is expressly requested by Subtenant in writing, (iii) one hundred percent (100%) of Tenant’s Proportionate Share (as defined in the Prime Lease) of the increase in operating expenses over the operating expenses for the 2024 calendar year (“Operating Expenses”), (iv) one hundred percent (100%) of Tenant’s Proportionate Share of the increase in real estate taxes and assessments over the taxes and assessment for the 2024 tax fiscal year (“Taxes”), (v) the cost of electrical service consumed at the Demised Premises in accordance with Section 5(A) of the Primary Lease, and (vi) all amounts due and payable by Sublandlord under the Prime Lease due or attributable to the Subleased Premises or the actions or omissions of Subtenant or its agents, servants, employees, contractors, licensees or invitees (collectively, “Additional Rent”). Additional Rent shall be billed to Subtenant and shall be due and payable not later than three (3) days prior to the date that Sublandlord’s payments are due and payable to Prime Landlord under the Prime Lease unless as otherwise as expressly set forth herein. Notwithstanding the foregoing, Tenant’s Proportionate Share of Operating Expenses and Taxes shall be due in monthly installments payable at the same time as Base Rent. At all times during the Term, a copy of the Prime Landlord’s statement to Sublandlord shall be conclusive and binding on Subtenant of the amounts payable pursuant to the provisions of the Prime Lease for the purposes of this Paragraph.

(c) All Base Rent and Additional Rent shall be due and payable without demand therefor unless otherwise designated by Sublandlord and without any deduction, offset, abatement, counterclaim or defense. The monthly installments of Base Rent and Additional Rent payable on account of any partial calendar month during the Term of this Sublease, if any, shall be prorated.

5. Security Deposit.

Simultaneously with the execution and delivery of this Sublease, Subtenant shall deposit with Sublandlord a security deposit (“Security Deposit”) in the amount of three (3) months of the then current Base Rent, as security for the faithful performance and observance by Subtenant of the terms, covenants, conditions, provisions and agreements of this Sublease. The Security Deposit may be in the form of cash or a clean, stand-by, irrevocable letter of credit, in form and substance and issued by and drawn on a bank reasonably satisfactory to Sublandlord; provided, however; in the event Subtenant is in compliance with all of the terms, covenants, conditions, provisions and agreements of this Sublease from and after the date hereof until August 31, 2026, and notwithstanding any Bank Error (as hereinafter defined) pursuant to Section 13(d) hereof, the Security Deposit shall be reduced to two (2) months of the then current Base Rent. The Security Deposit may be in the form of cash or a clean, stand-by, irrevocable letter of credit, in form and substance and issued by and drawn on a bank reasonably satisfactory to Sublandlord.

6. Incorporation of Prime Lease by Reference.

(a) The terms, covenants and conditions of the Prime Lease are incorporated herein by reference, except to the extent they are expressly deleted or modified by the provisions of this Sublease. Every term, covenant and condition of the Prime Lease binding upon or inuring to the benefit of Prime Landlord shall, in respect of this Sublease, be binding upon or inure to the benefit of Sublandlord and every term, covenant and condition of the Prime Lease binding upon or inuring to the benefit of Sublandlord shall, in respect of this Sublease, be binding upon and inure to the benefit of Subtenant. Whenever the term “Landlord” appears in the Prime Lease, the word “Sublandlord” shall be substituted therefore; whenever the term “Tenant” appears in the Prime Lease, the word “Subtenant” shall be substituted therefore; whenever the word “Premises” appears in the Prime Lease, the word “Subleased Premises” shall be substituted therefore.

(b) Notwithstanding the foregoing the following provisions of the Prime Lease shall not apply to this Sublease (i) the first sentence of Article 1(B), (ii) Article 1(C), (iii) the definition of “Base Year” for Taxes and Operating Expenses as set forth in Article 3(F), (iv) Exhibit B, (v) Exhibit C, (vi) Exhibit D, (vii) the time limits contained in the Prime Lease for Sublandlord, as tenant, to give notices, make demands or perform any act, covenant or condition or to exercise any right, remedy or option, are modified herein by shortening the same in each instance by five (5) days, in case such time limits in the Prime Lease are for less than five (5) days, those time limits are modified herein by shortening the same by forty percent (40%); (viii) any concessions of any nature in the Prime Lease relating to rentals or rent free periods; (ix) any options for renewals or extensions; (x) any work to be performed by Prime Landlord; (xi) any improvement allowances or reimbursements to be given by Prime Landlord; (xii) any options for expansion, or rights of first offer or refusal; and (xiii) any options for tenant to terminate the Prime Lease. If any of the express provisions of this Sublease shall conflict with any of the provisions of the Prime Lease, the provisions of the Prime Lease shall govern.

7. Subordination to Prime Lease.

This Sublease is subject and subordinate to the Prime Lease. A redacted copy of the Prime Lease is attached hereto as Exhibit B and made a part of this Sublease.

8. Representations of Sublandlord.

Sublandlord represents and warrants the following is true and correct as of the date hereof:

(a) Sublandlord is the tenant under the Prime Lease and has the capacity to enter into this Sublease with Subtenant, subject to Prime Landlord’s consent.

(b) The Prime Lease attached hereto as Exhibit B is a true, correct and complete copy of the Prime Lease, is in full force and effect, and has not been further modified, amended or supplemented except as expressly set forth herein.

(c) Sublandlord has not received any notice, and has no actual knowledge, of any default by Sublandlord or Prime Landlord under the Prime Lease.

9. AS-IS Condition.

Except for Sublandlord’s Work, Subtenant accepts the Subleased Premises in its current, “as-is” “where is” condition. Sublandlord shall have no obligation to furnish or supply any work, services, furniture, fixtures, equipment or decorations, except (i) for the Furniture and Equipment (as hereinafter defined), and (ii) that Sublandlord shall deliver the Subleased Premises in broom clean condition, with all electrical, mechanical, plumbing and HVAC systems in working order (except for those systems that Prime Landlord is obligated to maintain and repair as set forth in the Prime Lease). On or before the Sublease Expiration Date or earlier termination or expiration of this Sublease, Subtenant shall restore the Subleased Premises to the condition existing as of the Sublease Commencement Date, ordinary wear and tear and casualty damage excepted. In no event shall Subtenant have any obligation to remove any Alterations existing as of the Sublease Commencement Date. The obligations of Subtenant hereunder shall survive the expiration or earlier termination of this Sublease.

10. Performance By Sublandlord.

Notwithstanding any other provision of this Sublease, Sublandlord shall have no obligation (a) to furnish or provide, or cause to be furnished or provided, any repairs, restoration, alterations or other work, or electricity, heating, ventilation, air-conditioning, water, elevator, cleaning or other utilities or services, or (b) to comply with or perform or, except as expressly provided in this Sublease, to cause the compliance with or performance of, any of the terms and conditions required to be performed by Prime Landlord pursuant to the terms of the Prime Lease. Subtenant hereby agrees that Prime Landlord is solely responsible for the performance of the foregoing obligations. Notwithstanding the foregoing, upon the written request of Subtenant, Sublandlord shall make a written demand upon Prime Landlord to perform its obligations under the Prime Lease with respect to the Subleased Premises if Prime Landlord fails to perform same within the time frame and in the manner required pursuant to the Prime Lease; provided, however, Subtenant shall not be required to bring any action against the Prime Landlord to enforce its obligations. In the event Sublandlord makes written demand upon Prime Landlord or brings an action against Prime Landlord to enforce Prime Landlord’s obligations under the Prime Lease with respect to the Subleased Premises, all costs and expenses (including without limitation reasonable attorneys’ fees and expenses) so incurred by Sublandlord in connection therewith shall be deemed Additional Rent and shall be due and payable by Subtenant to Sublandlord within ten (10) days after notice from Sublandlord.

11. No Privity of Estate; No Privity of Contract.

Nothing in this Sublease shall be construed to create privity of estate or privity of contract between Subtenant and Prime Landlord.

12. No Breach of Prime Lease.

Subtenant shall not do or permit to be done any act or thing, or omit to do anything, which may constitute a breach or violation of any term, covenant or condition of the Prime Lease, notwithstanding such act, thing or omission is permitted under the terms of this Sublease.

13. Subtenant Defaults.

(a) If Subtenant fails to cure a default under this Sublease within any applicable grace or cure period contained in the Prime Lease (as such applicable grace or cure period is modified by Section 6 herein), Sublandlord, after five (5) days’ notice to Subtenant, shall have the right, but not the obligation, to seek to remedy any such default on the behalf of, and at the expense of, Subtenant, provided, however, that in the case of: (i) a life safety or property related emergency; or (ii) a default which must be cured within a time frame set forth in the Prime Lease which does not allow sufficient time for prior notice to be given to Subtenant, Sublandlord may remedy any such default without being required first to give notice to Subtenant. Any reasonable cost and expense (including without limitation reasonable attorneys’ fees and expenses) so incurred by Sublandlord shall be deemed Additional Rent and shall be due and payable by Subtenant to Sublandlord within ten (10) days after notice from Sublandlord.

(b) If Subtenant fails to pay any installment of Base Rent or re-occurring Additional Rent within five (5) days after the due date of such payment or within five (5) days of written notice of all other Additional Rent, Subtenant shall pay to Sublandlord, as Additional Rent, a “late charge” of Five and 00/100 ($5.00) Dollars for each One Hundred and 00/100 ($100.00) Dollars of Base Rent and/or Additional Rent so overdue, and such “late charge” shall be collectible as Additional Rent by Sublandlord for every dollar of an installment so overdue for the purposes of defraying the expense of handling such delinquent payment.

(c) If Subtenant fails to pay any installment of Base Rent or Additional Rent within ten (10) days from the due date of such payment, in addition to the payment of the late charge set forth immediately above, Subtenant shall also pay to Sublandlord, as Additional Rent, interest at the Default Rate (hereinafter defined) from the due date of such payment to the date payment is made. “Default Rate” shall mean a rate per annum equal to the lesser of: (i) the highest rate of interest permitted by applicable laws; or (ii) four (4%) percent per annum above the then current prime rate charged by Citibank, N.A., or its successors.

(d) Technical Default Due to Bank Error.

(i) In the event that Subtenant has made a timely Base Rent and/or Additional Rent payment through an electronic fund transfer or any other approved method of payment, but such payment does not reach Sublandlord’s designated bank account by the date upon which such payment is due and payable solely due to a failure on the part of Subtenant’s bank or financial institution (“Bank Error”), such occurrence shall not be deemed a default under this Sublease.

(ii) Upon becoming aware of a delayed payment caused by a Bank Error, Subtenant shall immediately provide written notice thereof to Sublandlord, along with reasonable evidence of the timely payment of such monthly installment of Base Rent and/or Additional Rent, as applicable. Subtenant shall have a period of five (5) days from the date upon which Subtenant had knowledge of such Bank Error (“Cure Period”) to resolve the Bank Error and ensure that such monthly installment of Base Rent and/or Additional Rent is received by Sublandlord’s designated bank account.

(iii) In the event of a Bank Error, Sublandlord shall not impose any late fees, penalties, or other charges pursuant to Sections 13(b) and 13(c) hereof during the Cure Period.

(iv) In the event of any dispute regarding the occurrence of a Bank Error, Subtenant shall provide Sublandlord with any and all reasonable documentation and information that Sublandlord determines is reasonably necessary to verify such Bank Error.

14. Consents.

Whenever the consent or approval of Sublandlord is required, which consent or approval from Sublandlord shall not be unreasonably withheld, conditioned or delayed, Subtenant shall also be obligated to obtain the written consent or approval of Prime Landlord, if required pursuant to the terms of the Prime Lease. Sublandlord shall promptly make such consent request on behalf of Subtenant and Subtenant shall promptly provide any information or documentation that Prime Landlord may request. Subtenant shall reimburse Sublandlord, not later than ten (10) days after written demand by Sublandlord, for any fees and disbursements of attorneys, architects, engineers or others charged by Prime Landlord pursuant to the Prime Lease in connection with any consent or approval. Sublandlord shall have no liability of any kind to Subtenant for Prime Landlord’s failure to give its consent or approval.

15. Prime Landlord Consent to Sublease.

This Sublease is expressly conditioned upon obtaining the written consent of Prime Landlord and the written consent of any mortgagee, ground lessor or other third party required under the Prime Lease (collectively, “Prime Landlord Consent”).

(a) Any fees and expenses incurred by the Prime Landlord or any mortgagee, ground lessor or other third party in connection with requesting and obtaining the Prime Landlord Consent shall be paid by Sublandlord and shall thereafter be reimbursed by Subtenant to Sublandlord as Additional Rent not later than ten (10) days after written demand by Sublandlord, to the extent that such reimbursement is required by Prime Landlord pursuant to the Prime Lease. Subtenant agrees to cooperate with Prime Landlord and supply all information and documentation requested by Prime Landlord within three (3) days of its request therefor; provided that Subtenant shall not be required to execute any instrument that materially decreases Subtenant’s rights or materially increases Subtenant’s obligations under this Sublease. Sublandlord shall not be required to perform any acts, expend any funds or bring any legal proceedings in order to obtain the Prime Landlord Consent and Subtenant shall have no right to any claim against Sublandlord in the event the Prime Landlord Consent is not obtained.

(b) If the Prime Landlord Consent is not obtained within sixty (60) days from the date upon which this Sublease is presented to Prime Landlord, either party may terminate this Sublease upon written notice to the other, whereupon Sublandlord shall promptly refund to Subtenant the first month’s Base Rent and the Security Deposit paid to Sublandlord, and neither party shall have any further obligation to the other under this Sublease, except to the extent that the provisions of this Sublease expressly survive the termination of this Sublease. This Sublease shall be presented to Prime Landlord for its consent within five (5) calendar days after the full execution of this Sublease.

(c) This Section 15 shall survive the expiration or earlier termination of this Sublease.

16. Assignment or Subletting.

Subtenant shall not sublet all or any portion of the Subleased Premises or assign, encumber, mortgage, pledge or otherwise transfer this Sublease (by operation of law or otherwise) or any interest therein, without the prior written consent of: (a) Sublandlord, which consent shall not be unreasonably withheld, conditioned or delayed, and (b) Prime Landlord.

17. Indemnity.

The indemnification provisions of the Prime Lease shall apply to this Sublease as if Sublandlord was the landlord and Subtenant was the tenant described in the Prime Lease.

18. Release.

Subtenant hereby releases Sublandlord or anyone claiming through or under Sublandlord by way of subrogation. Subtenant hereby releases Prime Landlord or anyone claiming through or under Prime Landlord by way of subrogation or otherwise to the extent that Sublandlord releases Prime Landlord pursuant to the terms of the Prime Lease. Subtenant shall cause its insurance carriers to include any clauses or endorsements in favor of Sublandlord, Prime Landlord and any additional parties, which Sublandlord is required to provide pursuant to the provisions of the Prime Lease.

19. Notices.

All notices and other communications required or permitted under this Sublease shall be given in the same manner as in the Prime Lease. Notices shall be addressed to the addresses set forth below:

To Subtenant at:	Prior to Commencement Date: scPharmaceuticals Inc. 2400 District Ave. Suite 310 Burlington, MA 01803 Attn: Legal Department

To Sublandlord at:	89 Degrees, Inc. 112 Krog Street, Suite 26 Atlanta, GA 30307 Attn: Mirain Chilton

With a copy to:	Cole Schotz P.C. Court Plaza North 25 Main Street Hackensack, New Jersey 07601 Attn: Robert M. DiPisa, Esq.

20. Brokers.

Sublandlord and Subtenant each represent to the other that it has not dealt with any other broker other than Jones Lang LaSalle (“Broker”) in connection with this Sublease and the transactions contemplated hereby. Sublandlord shall compensate Broker in accordance with a separate agreement. Sublandlord and Subtenant each indemnify and hold harmless the other from and against all claims, liabilities, damages, costs and expenses (including without limitation reasonable attorneys’ fees and other charges) arising out of any claim, demand or proceeding for commissions, fees, reimbursement for expenses or other compensation by any person or entity who shall claim to have dealt with the indemnifying party in connection with the Sublease other than Broker. This Section 20 shall survive the expiration or earlier termination of this Sublease.

21. Furniture and Equipment.

Subject to the provisions hereof, Subtenant shall be permitted to use during the Term, without payment of any Additional Rent or other charges therefor, the furniture and equipment currently existing in the Subleased Premises as of the date hereof (collectively, “Furniture and Equipment”), as more particularly set forth on Exhibit “C” attached hereto and made a part hereof. Subtenant agrees to accept the Furniture and Equipment in its “as-is” and “where-is” condition as of the Sublease Commencement Date, without recourse to Sublandlord and without any warranties or representations of any kind, express or implied, by Sublandlord. Sublandlord shall not be liable and responsible for the repair and maintenance (and replacement, if necessary) of the Furniture and Equipment during the Term; it being understood and agreed that Subtenant shall be solely liable and responsible therefor. Notwithstanding the foregoing, Subtenant shall be permitted, at Subtenant’s sole cost and expense and upon at least ten (10) days prior written notice to Sublandlord, to dispose of any Furniture and Equipment that in Subtenant’s reasonable determination is either obsolete, beyond its useful life or has been irreparably damaged.

22. Intentionally Omitted.

23. Intentionally Omitted.

24. Entire Agreement.

This Sublease contains the entire agreement between the parties with respect to the subject matter contained herein and all prior negotiations and agreements are merged herein. In the event any provisions of this Sublease are held to be invalid or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Sublease shall remain unaffected.

25. Amendments and Modifications.

This Sublease may not be modified or amended in any manner other than by a written agreement signed by the party to be charged.

26. Successors and Assigns.

The covenants and agreements contained in this Sublease shall bind and inure to the benefit of Sublandlord and Subtenant and their respective permitted successors and assigns.

27. Counterparts.

This Sublease may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original for all purposes, and all such counterparts shall together constitute but one and the same instrument. A signed copy of this Sublease delivered by either facsimile or e-mail shall be deemed to have the same legal effect as delivery of an original signed copy of this Sublease.

28. Defined Terms.

All capitalized terms not otherwise defined in this Sublease shall have the definitions contained in the Prime Lease.

29. Choice of Law.

This Sublease shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without regard to conflict of law rules.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Sublease as of the date first above written.

SUBLANDLORD: 89 DEGREES, INC.

By	/s/ Mirain Chilton
Name: Mirain Chilton
Title: VP of Finance

SUBTENANT: SCPHARMACEUTICALS INC.

By	/s/ John Tucker
Name: John Tucker
Title: CEO

EXHIBIT A

SUBLEASED PREMISES

EXHIBIT B

PRIME LEASE

EXHIBIT C

FURNITURE AND EQUIPMENT

EXHIBIT D

SUBLANDLORD’S WORK

Prior to the Sublease Commencement Date, Sublandlord shall create a new doorway opening to the large conference room located within the Demised Premises at Sublandlord’s sole cost and expense (“Sublandlord’s Work”). All of Sublandlord’s Work shall be completed in accordance with the terms and conditions of the Prime Lease.